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                                                    OMB APPROVAL
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                                         OMB Number  3235-0104
                                         Expires:  January 31, 2005
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                     UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 3

                  INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

                     Filed pursuant to Section 16(a) of the
                 Securities Exchange Act of 1934, Section 17(a)
                  of the Public Utility Holding Company Act of
                                     1935 or
               Section 30(h) of the Investment Company Act of 1940

(Print or Type Responses)
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1.   Name and Address of Reporting Person

       LEONARD-WILSON                  MARY
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       (Last)                          (First)                 (Middle)

       1568 CENTENNIAL CIRCLE
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                                       (Street)

       CALISTOGA                        CA                      94515
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       (City)                          (State)                  (Zip)

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2.   Date of Event Requiring Statement (Month/Day/Year)
     02-24-03
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3.   IRS or Social Security Number of Reporting Person (Voluntary)

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4.   Issuer Name and Ticker or Trading Symbol
     REDWOOD EMPIRE BANCORP (REBC)
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5.   Relationship of Reporting Person to Issuer
     (Check all applicable)

     [   ] Director                                [   ] 10% Owner
     [   ] Officer (give title below)              [ X ] Other (specify below)

           SVP/Chief Credit Officer (Subsidiary)

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6.   If Amendment, Date of Original (Month/Day/Year)

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7.   Individual or Joint/Group Filing (Check Applicable Line)
      x  Form Filed by One Report Person
     ---
          Form filed by More than One Reporting Person
     ---
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           Table I -- Non-Derivative Securities Beneficially Owned
================================================================================

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1. Title of Security     2. Amount of      3. Ownership     4. Nature of
   (Instr. 4)               Securities        Form:            Indirect
                            Beneficially      Direct (D)       Beneficial
                            Owned             or               Ownership
                            (Instr. 4)        Indirect (I)     (Instr. 5)

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


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

Reminder:  Report on a separate line for each class of  securities  beneficially owned directly or indirectly.

* If the form is filed by more than one reportng person, see Instruction5(b)(v).

Persons who respond to the collection of information contained in this form are not required to respond unless the form displays a current valid OMB Number.

                                                                          (Over)
                                                                 SEC 1473 (7-02)

FORM 3 (contined)

 Table II -- Derivative Securities Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)

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1. Title of        2. Date Exer-       3. Title and          4. Conver-   5. Owner-     6. Nature of
   Derivative         cisable and         Amount of             sion or      ship          Indirect
   Security           and Expira-         Securities            Exercise     Form of       Beneficial
   (Instr. 4)         tion Date           Underlying            Price of     Deriva-       Ownership
                      (Month/Day/         Derivative            Deriva-      tive          (Instr. 5)
                      Year)               Security              tive         Security:
                                          (Instr. 4)            Security     Direct
                                                                            (D) or
                                                                            Indirect
                                                                            (I)
                                                                            (Instr. 5)
                   ------------------------------------------
                    Date     Expir-     Title     Amount
                    Exer-    tion                 or
                    cisable  Date                 Number
                                                  of Shares
-------------------------------------------------------------------------------------------------------
                                        Common
Stock Option       6-1-99    6-1-08     Stock     1,500        13.667
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                                        Common
Stock Option       1-4-00    1-4-09     Stock     3,000        11.4167
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                                        Common
Stock Option       6-1-03    6-1-12     Stock     1,500        30.04

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


Explanation  of  Responses:

Reporting person was granted 1,000 stock option shares on 6-1-98 at a price of $20.50 and on 1-4-99 a grant of 2,000 stock option shares at a price of $17.125. Reported stock options have been adjusted to reflect a 3 for 2 stock split that occurred October 19, 2001. Reporting person was granted stock options that become exercisable as to one-fourth (1/4) of the total number of shares initially granted on the first anniversary date. Each anniversary date for the next three years, reporting has the right to exercise an additional one-fourth (1/4) of the shares initially granted. Commencing on the fifth anniversary date, all shares remaining from the initial grant become fully vested.


/s/ Mary Leonard-Wilson                                                2-24-03
-----------------------------------------------------                 ---------
** Signature of Reporting Person                                        Date

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a current valid OMB Number.


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